The McGeary Law Firm, P.C.

August 31, 2007

Mr. Scott Cabianca
Paradigm Ventures Corp.
1455 Bellevue Ave., Suite 211
West Vancouver, BC V7T 1 C3

RE: PARADIGM VENTURES CORP. – Registration Statement of Form SB-1

Dear Sir:

We have acted as counsel for PARADIGM VENTURES CORP., a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the offering of 7,000,000 shares of the Company's common stock (the “Shares") by the selling shareholder (the "Selling Shareholder")named in the Registration Statement.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below, including but not limited to (i) the Company’s Articles of Incorporation, as amended; (ii) the Company’s Bylaws, as amended; (iii) the Registration Statement, including the prospectus contained therein and the exhibits thereto; and (iv) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares being registered under the Registration Statement.  We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion. As to matters of fact, we have examined and relied upon the factual representations of the Company contained in the Registration Statement.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.  In making our examination of any documents, we have assumed that all parties, other than the Company, had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents, and the validity and binding effect and enforceability thereof.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications: (i) Our opinion is limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto; (ii) We have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction except federal securities laws. (iii) We are admitted to practice law in the State of Texas and we are not licensed to practice law in the State of Nevada.

Based upon the foregoing, we are of the opinion that the shares to be sold by the Selling Shareholder are validly issued, fully paid and non-assessable shares of the Company's common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

Aaron D. McGeary